Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116

News Release

April 21, 2006

YRC Worldwide Board of Directors Authorizes Stock Repurchase

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced that its board of directors has approved a stock repurchase program that authorizes the company to repurchase up to $100 million of its common stock. The company may repurchase its shares in the open market based on, among other things, its ongoing capital requirements, the market price and availability of its stock, regulatory and other constraints, and general market conditions. The repurchase program does not have an established expiration date.

“We believe that our stock remains significantly undervalued in the market and we continue to have confidence in the long-term value of our organization,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “Our plans to pay down $100 million of debt in 2006 remain unchanged.”

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “plans” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results, cash flows and debt pay down could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation), inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from acquisitions, the company’s ability to improve productivity results at its Roadway subsidiary and its resulting effects on efficiencies, service and yield, a downturn in general or regional economic activity, changes in equity and debt markets, effects of a terrorist attack, and labor relations, including (without limitation), the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction. In addition to the level of the company’s cash flow, the company’s plans to pay back $100 million in debt in 2006 may also be changed by unforeseen strategic opportunities, changes in strategic plans or the need to fund unforeseen liabilities or obligations.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, Meridian IQ, USF Holland, USF Reddaway, USF Bestway, USF Glen Moore and New Penn Motor Express. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 70,000 people.

Investor Contact:	Phil J. Gaines	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	phil.gaines@yrcw.com		sdawson@lakpr.com